Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) dated as of April 25, 2007 (the “Effective Date”), is by and between REDPOINT BIO CORPORATION (formerly LINGUAGEN), a Delaware corporation, having its principal place of business at 2005 Eastpark Blvd., Cranbury, New Jersey 08512-3515 (the “Company”) and SUSAN WELSH (“Welsh”).

WHEREAS, Welsh has been be employed by the Company as President since January 3, 2006;

WHEREAS, as of March 29, 2007 (the “Termination Date”) Welsh’s employment with the Company shall cease in accordance with her letters of resignation dated March 30, 2007; and

WHEREAS, in consideration for the separation benefits and other discretionary amounts provided by this Agreement, Welsh will agree to the general release of claims against the Company contained herein.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.     Separation of Employment.  In consideration for Welsh’s agreements as set forth herein and in accordance with the terms of her offer letter dated December 28, 2005, the Company agrees to the following:  (a) to pay Welsh all salary and vacation that is accrued but unpaid through the Termination Date; (b) to pay Welsh for valid, outstanding business expenses incurred through the Termination Date, which she will submit and document in accordance with Company policy; (c) to provide Welsh with the following severance benefits (“Severance”):  (i) her current monthly base salary for six (6) months following the Termination Date, which shall amount to $130,000.00 payable in accordance with the Company’s regular payroll practices, (ii) the continued vesting of stock options for six (6) months, which will be accelerated in accordance with the terms set forth in Section 2 below; and (iii) to allow Welsh to participate in all Company benefit plans for six (6) months following the Termination Date, at no additional cost to her except where the plan(s) provide for payment upon conversion of benefits, and except for any plans in which Welsh’s participation is prohibited by law or by the terms of the applicable employee benefit plan.  In accordance with her election to decline health benefits and in lieu of continued participation in any health benefit plan, Welsh will continue to receive a $150.00 payment monthly, payable in accordance with the Company’s regular payroll practices, for six months following the Termination Date.  It is understood that the Company will not make any 401(k) or other benefit deductions from the Severance.  The Company shall withhold all applicable state and federal tax from all payments made pursuant to this Section.  Further, should the Company fail to make a Severance payment in accordance with the Company’s regular payroll practices as indicated above, all remaining Severance payments will immediately become due and payable.

The Company further agrees to pay Welsh a discretionary amount (“Enhanced Severance”) totaling $39,000.00, which is in excess of what Welsh would otherwise have been entitled to had she not executed this Agreement.  Payment of the Enhanced Severance will be made in a lump sum in the next payroll cycle following the receipt by the Company or its attorneys of this executed Agreement.  The parties acknowledge that the Enhanced Severance and the extended exercise period set forth in Section 2 below, constitute good and sufficient consideration for this Agreement, including, but not limited to, the waiver and release contained in Section 6.

2.     Options.  Pursuant to an Incentive Stock Option Agreement dated January 3, 2006 (the “Option Agreement”), the Company granted Welsh stock options to purchase a total of 213, 500 shares of Linguagen common stock at $0.42 per share.  As of the Termination Date and before giving effect to the recent reverse merger transaction (the “Reverse Merger”) between the Company and ROBCOR PROPERTIES, INC., (“Robcor”), Welsh’s vested options, including accelerated vesting for six (6) months following the Termination Date, total 88,958 shares (the “Vested Options”).  Following the Reverse Merger, the Vested Options total 247,482 shares of Robcor at an exercise price of $0.15 per share.  Such option numbers and exercise price shall be adjusted in an equitable and non-discriminatory manner in the event of any future corporate transaction.  The right to exercise any Vested Options shall terminate twelve (12) months after the Termination Date, on March 29, 2008, which represents a nine-month extension of the time period provided in  the applicable Option Agreement, attached as Exhibit A.  Welsh further acknowledges and agrees that she is not entitled to any additional stock options or other form of equity securities in the Company or Robcor.

3.     Taxes and Withholdings.  Except as set forth herein, Welsh shall be solely responsible for the payment of all federal, state and local taxes or contributions, other than employer contributions,  imposed or required, if any, under unemployment insurance, social security and income tax laws that pertain to the compensation paid to Welsh.

4.     Restrictive Covenants.  Welsh hereby acknowledges and agrees that she has previously entered into a Confidentiality, Non-Disclosure, Non-Competition and Invention Assignment  Agreement dated January 3, 2006, and which includes restrictions on competition and solicitation; she shall continue to be bound by the terms of that agreement.

5.     Waiver and Release by the Company.

5.1        To the fullest extent permitted by law, excluding and except for any claims the Company may have under or for breach of this Agreement and Release, the Company, for itself, its predecessors, divisions, subsidiaries, officers, directors, shareholders, principals, agents, employees, affiliates, partners, designees, representatives, successors and assigns hereby generally releases, remises, acquits and forever discharges, Welsh from any and all legally waiveable agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which the Company, its predecessors, divisions, subsidiaries, officers, directors, shareholders, principals, agents, employees, affiliates, partners, designees, representatives, successors and assigns ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date the Company executes this Agreement and Release, including, without limitation, any and all claims arising out of or relating to Welsh’s employment, compensation and benefits with the Company and/or the termination thereof, and any and all contract claims, benefit claims, tort claims, fraud claims, commissions, defamation, disparagement, or other personal injury claims, claims related to any bonus compensation, and claims for costs, expenses and attorneys’ fees with respect thereto, except that Welsh’s obligations under this Agreement and Release shall continue in full force and effect in accordance with its terms; provided, that, this Paragraph 5.1 will not apply to illegal acts committed by Welsh which she was not directed to commit by the Company and with respect to which the Company (i) is found liable for a material amount of damages by a court of competent jurisdiction based on a claim by an unrelated third party; or (ii) in the Company’s sole discretion, the Company settles a claim by an unrelated third party that is based on Welsh’s illegal acts for a material amount.  The Company represents and warrants that it has not filed or brought any claims of any kind or nature relating to the matters released herein, and it further represents and warrants that it and its officers are not aware of any claims for matters released herein.

5.2        The Company further agrees that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past that is covered by this Agreement and Release, the Company will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding from or against Welsh.

6.     Waiver and Release by Welsh.

6.1        In consideration of her receipt of the Enhanced Severance, Welsh hereby generally releases, remises, acquits and forever discharges the Company and each of its respective agents, assigns, predecessors, successors, heirs, executors, administrators, representatives, beneficiaries, attorneys, officers, directors, shareholders, trustees, successors-in-interest and affiliated companies (collectively, the “Released Parties”) from any and all claims, counterclaims, rights, demands, costs, damages, losses, liabilities, actions and causes of action, in each case, of any kind, nature or character whatsoever, at law or in equity, known or unknown or hereafter discovered, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or derivative or subrogated, accrued or unaccrued (collectively, “Claims”), which Welsh has, may have or could have against any member of the Released Parties for, on account of, in connection with or in any way pertaining to, related in any way to or on account of any acts, events or matters arising that now exist or existed at any time in the past, pertaining to any event occurring from the beginning of time to the Termination Date, including, without limitation, any Claims that have or could have been, or can or could ever be, asserted in connection with Welsh’s employment with the Company on or prior to the Termination Date, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imaginary, actual or potential, including but not limited to claims under any federal, state, or other governmental statute, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Employee Retirement Income Security Act, 29 U.S.C.

       § 1001 et seq. (“ERISA”) (excepting claims for vested pension benefits, to the extent such vested benefits may exist), the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the New Jersey Law Against Discrimination, N.J. Stat. § 10:5-1 et seq. (“NJLAD”), the Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1 et seq. (“CEPA”), the New Jersey Family Leave Act (“NJFLA”), N.J. Stat. Ann. § 34:11B-1 et seq., the New Jersey Constitution, the common law of the State of New Jersey (including, but not limited to, “Pierce claims”), the New Jersey wage and hour laws, and any and all other federal, state, county, or local common laws, statutes, ordinances, or regulations, including, without limitation, claims of unlawful discharge, retaliation, breach of contract, quantum meruit, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, or claims for additional compensation or benefits arising out of Welsh’s employment or the termination therefrom, and any claims for attorneys’ fees and costs.  This general release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract, or discrimination of any sort.  Welsh also waives any common law Claims against the Released Parties, including but not limited to any Claim for personal injury, wrongful discharge, public policy, negligence, infliction of emotional distress, whistleblower, retaliation, negligent hiring or retention, or any form of tort, whether negligent, reckless or intentional.

6.2        Notwithstanding anything in this release to the contrary, nothing contained herein shall constitute a waiver or release by Welsh of (i) any rights, remedies or claims under the ADEA that may arise after the date of this release; (ii) any rights, remedies or claims which cannot legally be waived by this release, including without limitation, unemployment compensation claims, workers’ compensation claims or the ability to file certain administrative claims; or (iii) any of her rights or remedies available to her, at law or in equity, related to claims for, on account of, in connection with or in any way pertaining to the enforcement of this release or any of its terms or conditions.  Subject to the foregoing, this release shall operate as a general release of any and all Claims to the fullest extent permitted by applicable law.

6.3        Welsh further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit, or legal proceeding against Released Parties involving any matter occurring at any time in the past, Welsh will not seek or accept personal equitable or monetary relief in such civil action, suit, or legal proceeding.  Nothing contained in the preceding sentence is intended to nor shall operate to prevent, or in any way limit, Welsh’s right to indemnification, whether pursuant to any policy of insurance, statute, the Company’s By-laws or otherwise, of all costs and expenses, including, but not limited to, attorneys’ and experts’ fees incurred by Welsh in connection with such civil action, suit or legal proceeding described above.

6.4        Welsh hereby acknowledges that she has been given at least twenty-one (21) days within which to consider this Agreement and release and that she has been advised in writing that she should consult with an attorney prior to execution of this release.  Welsh further acknowledges that she has carefully read and fully understands all of the provisions of this release and that she enters into it knowingly and voluntarily.  Welsh acknowledges that, by signing this release before the expiration of this twenty-one (21) day review period, she waives any remaining time under this Section 6.4.

6.5        Welsh understands that she may revoke her consent to this release for a period of seven (7) days following her execution hereof (the “Revocation Period”).

6.6        By the execution of this release, Welsh represents and warrants that she has full power and authority to enter into and perform the obligations which she undertakes herein in accordance with the terms of the Agreement and that no other parties need to approve or consent to this release.  By her signature below, Welsh expressly acknowledges that she enters into this release voluntarily, without any coercion, and after having had the opportunity to consult with counsel.

7.     Mutual Covenant of Nondisparagement.  In consideration of this Agreement,

7.1        Welsh agrees and promises that, during the term of and at all times after the termination of this Agreement for any reason, she shall not make any disparaging or other statements about or concerning the Company or any of its affiliates, their officers, employees or representatives intended to be injurious to the Company.  Such prohibited statements include any statement that is injurious to the business or business reputation of any of the Company, its affiliates or their employees or representatives, but does not include reasonable statements of disagreement that Welsh makes for the purpose of protecting or enforcing any of her rights or interests hereunder or defending against any claim of the Company, so long as such statements are not knowingly false and are delivered in terms as would ordinarily be considered customary and appropriate.  Nothing in this Agreement shall prohibit or restrict Welsh from:  (i) testifying under oath pursuant to legal process; (ii) providing information to, or otherwise assisting in any investigation or proceeding brought by any state or federal regulatory or law enforcement agency, legislative body, or the Company’s designated compliance or human resources officers; or (iii) making any disclosure of information required by law.  It is understood that Welsh may discuss her employment with and resignation from the Company, but not the non-public terms of this agreement, with a prospective employer, subject to her obligations not to disparage the Company as set forth above.

7.2        The Company, on behalf of itself and its executive officers and directors, agrees and promises that, during the term of and at all times after the termination of this Agreement for any reason, not to make any disparaging or other statements about or concerning Welsh intended to be injurious to Welsh; it being understood, however, that while the Company is not responsible for, and cannot be held responsible for the conduct of individuals (other than executive officers and directors) not privy to the existence and terms of this Agreement, it will make all reasonable efforts to ensure that non-executive officers and other employees of the Company not make any such statements.  Moreover, the Company, its executive officers and directors, if asked for a reference of any kind by a representative of any business or governmental entity, shall make no disparaging or injurious statement about Welsh, her character and/or her professional abilities, and, if requested, shall, in accordance with Company policy, confirm only Welsh’s dates of employment, position, and compensation.  Statements that are prohibited hereunder include any statement that is injurious to the professional reputation of Welsh, but do not include reasonable statements of disagreement that the Company, and/or its officers, directors, agents and representatives make for the purpose of protecting or enforcing any of the Company’s rights or interests or defending against any claim of Welsh, so long as such statements are not knowingly false  and are delivered in terms as would ordinarily be considered customary and appropriate.  Nothing in this Agreement shall prohibit or restrict the Company, its officers, directors, agents and representatives, from:  (i) testifying under oath pursuant to legal process; (ii) providing information to, or otherwise assisting in any investigation or proceeding brought by any state or federal regulatory or law enforcement agency or legislative body, or (iii) making any disclosure of information required by law.

8.     Miscellaneous.

8.1        Compliance with Law.  Welsh shall comply with all applicable laws in connection with her performance of Services under this Agreement.

8.2        Entire Agreement.  This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof and thereof and supersedes all proposals, letters of intent or agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement, except that this Agreement shall not supersede or replace or amend the Confidentiality, Non-disclosure, Non-competition, and Invention Assignment Agreement or any other restrictive covenant in any written agreement to which the Company and Welsh are currently a party. Except as otherwise specifically provided herein, no provisions of this Agreement shall be waived, amended, modified, superseded, canceled, renewed or extended except in a written instrument signed by the party against whom any of the foregoing actions is asserted.  Any waiver shall be limited to the particular instance and for the particular purpose when and for which it is given.

8.3        Transfer of Rights.  This Agreement, and any part of the Services to be performed hereunder and all rights hereunder are personal to Welsh and may not be transferred or assigned by Welsh at any time without the prior written consent of the Company.  Notwithstanding the foregoing, in the event of Welsh’s death during the Severance Period, nothing in this section shall be construed as prohibiting or interfering with the rights of the designated beneficiaries and heirs of Welsh to receive any amounts owed to Welsh pursuant to Section 1 of this Agreement or under any benefit plan in which Welsh shall participate under this Agreement.

8.4        Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New Jersey other than any law that may cause the laws of a different jurisdiction to apply.

8.5        Notices.  All notices and consents required or permitted hereunder must be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth in the introduction or at such other address as such party may designate by ten (10) days advance written notice to the other party.

8.6        Execution.  This Agreement may be executed by facsimile and in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

8.7        Headings.  The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

8.8        Severability.  In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release as of the Effective Date.

COMPANY:

REDPOINT BIO CORPORATION

By:	/s/ Scott Horvitz
Name:	Scott Horvitz
Title:	CFO

/s/ Susan M. Welsh

Susan Welsh